EXHIBIT 99.1

Audrey McNiff Joins Aerojet Rocketdyne Holdings, Inc. Board of Directors

EL SEGUNDO, Calif., Aug. 20, 2020 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) announced today that Audrey McNiff has been appointed to its board of directors. Her appointment will increase the board from seven to eight members.

Ms. McNiff brings more than 30 years of leadership experience in the financial sector. She most recently retired as a Partner at Goldman Sachs where she was the Global Head of Foreign Exchange Sales and Derivatives in the Securities Division.

“We are pleased to add Audrey McNiff to the Aerojet Rocketdyne Board of Directors,” said Warren G. Lichtenstein, executive chairman of the board. “Her broad financial expertise and strong leadership will play an instrumental role in the company’s governance and strategy.”

“My leadership team and I are honored to have Audrey McNiff join our board of directors,” said Eileen P. Drake, chief executive officer and president of Aerojet Rocketdyne Holdings, Inc. “Her global experience and deep knowledge of the financial sector will be an invaluable asset to our company moving forward.”

At Goldman Sachs, where she co-founded the Women’s Network within the Fixed Income Division, Ms. McNiff managed a global team with coverage based in New York, London and Tokyo that drove relationships with the largest hedge fund managers and sovereign wealth funds.

Ms. McNiff received a Bachelor of Arts in Economics from Mount Holyoke College and earned a Master of Business Administration from New York University’s Leonard N. Stern School of Business. Ms. McNiff was the Stern Women In Business (SWIB) 2007 Woman of the Year and currently serves on the Board of the Fidelity Charitable Gift Fund, the John A. Hartford Foundation, and the Ann Romney Center for Neurologic Diseases at the Brigham and Women’s Hospital. She previously served as the Mount Holyoke College Investment Committee Chair, where she oversaw the college’s $700 million endowment, and as the Lawrence Academy Investment Committee Chair.

About Aerojet Rocketdyne Holdings, Inc.
Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:
Media: Steve Warren, vice president, communications 703-650-0278